Exhibit (h)(6)

SUPPLEMENT TO THE

AMENDED AND RESTATED SUPERVISION AND ADMINISTRATION AGREEMENT

PIMCO Funds

840 Newport Center Drive

Newport Beach, California 92660

February 28, 2012

Pacific Investment Management Company LLC

840 Newport Center Drive

Newport Beach, California 92660

RE:	PIMCO Funds: Private Account Portfolio Series – PIMCO Short-Term Floating NAV Portfolio III (the “Portfolio”)

Dear Sirs:

This will confirm the agreement between the undersigned (the “Trust”) and Pacific Investment Management Company LLC (the “Administrator”) as follows:

1.

This Trust is an open-end investment company organized as a Massachusetts business trust, and consisting of such investment portfolios as have been or may be established by the Trustees of the Trust from time to time. A separate series of shares of beneficial interest of the Trust is offered to investors with respect to each investment portfolio. The Portfolio is a separate investment portfolio of the Trust.

2.

The Trust and the Administrator have entered into an Amended and Restated Supervision and Administration Agreement (the “Agreement”) dated November 9, 2010, pursuant to which the Trust has employed the Administrator to provide supervisory and administrative services to the Trust as set forth in that Agreement.

3.

As provided in paragraph 1 of the Agreement, the Trust hereby adopts the Agreement with respect to the Portfolio and the Administrator hereby acknowledges that the Agreement shall pertain to the Portfolio, the terms and conditions of such Agreement being hereby incorporated herein by reference.

4.

Subject to the approval of the Trust’s Board of Trustees, the Trust consents to the Administrator’s delegation of some or all of its responsibilities under the Agreement with respect to the Portfolio to a qualified party or parties. Such delegation shall be evidenced by a written agreement to which the Trust need not be a party but which shall be subject to Trustee review and approval. Nothing contained herein shall be deemed to limit in any way the Administrator’s ability to delegate its duties under the Agreement with respect to any other series of shares of the Trust.

5.

As provided in paragraph 5 of the Agreement and subject to further conditions as set forth therein, the Trust shall with respect to the Portfolio pay the Administrator a monthly fee calculated as a percentage (on an annual basis) of the average daily value of net assets of the Portfolio during the preceding month, at a rate of 0.00%.

6.

The Trust and the Administrator hereby agree to amend the Agreement as of the date hereof to add the Portfolio to Schedule B. Accordingly, the current Schedule B is replaced with the new Schedule B attached hereto.

7.

This Supplement and the Agreement shall become effective with respect to the Portfolio thereof on February 28, 2012 and shall remain in effect with respect to the Portfolio, unless sooner terminated as provided herein, for a period not to exceed one year from the effective date and shall continue thereafter on an annual basis with respect to the Portfolio provided that such continuance is specifically approved at least annually (a) by the vote of a majority of the Board of Trustees of the Trust, and (b) by the vote of a majority of the Board of Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust or the Administrator, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated with respect to the Portfolio at any time, without the payment of any penalty: (i) by a vote of a majority of the entire Board of Trustees of the Trust or by a majority of the outstanding voting shares of the Portfolio, on 60 days’ written notice to the Administrator; or (ii) after the initial period commencing on the effective date, by the Administrator at any time on 60 days’ written notice to the Trust. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

8.

The Declaration of Trust establishing the Trust, as amended and restated effective December 15, 2010, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the Office of the Secretary of the Commonwealth of Massachusetts, provides that the name “PIMCO Funds” refers to the trustees under the Declaration collectively as trustees and not as individuals or personally, and that no shareholder, trustee, officer, employee or agent of the Trust shall be subject to claims against or obligations of the Trust to any extent whatsoever, but that the Trust estate only shall be liable.

If the foregoing correctly sets forth the agreement between the Trust and the Administrator, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO FUNDS

By:
Title:	Vice President

ACCEPTED

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:
Title:	Managing Director

Schedule B

Schedule to the Amended and Restated Supervision and Administration Agreement

PIMCO Funds

As of February 28, 2012

Private Portfolios (%) – Supervisory and Administrative Fee Rates

PORTFOLIO	Total
PIMCO Asset-Backed Securities Portfolio	0.03
PIMCO Asset-Backed Securities Portfolio II	0.03
PIMCO Developing Local Markets Portfolio	0.10
PIMCO Emerging Markets Portfolio	0.10
PIMCO FX Strategy Portfolio	0.03
PIMCO High Yield Portfolio	0.03
PIMCO International Portfolio	0.10
PIMCO Investment Grade Corporate Portfolio	0.03
PIMCO Long Duration Corporate Bond Portfolio	0.03
PIMCO Low Duration Portfolio	0.03
PIMCO Moderate Duration Portfolio	0.03
PIMCO Mortgage Portfolio	0.03
PIMCO Mortgage Portfolio II	0.03
PIMCO Municipal Sector Portfolio	0.03
PIMCO Real Return Portfolio	0.03
PIMCO Senior Floating Rate Portfolio	0.03
PIMCO Short-Term Floating NAV Portfolio	0.00
PIMCO Short-Term Floating NAV Portfolio II	0.03
PIMCO Short-Term Floating NAV Portfolio III	0.00
PIMCO Short-Term Portfolio	0.03
PIMCO U.S. Government Sector Portfolio	0.03
PIMCO U.S. Government Sector Portfolio II	0.03